Exhibit 1(c)
THE COMMONWEALTH OF MASSACHUSETTS
MICHAEL JOSEPH CONNOLLY
SECRETARY OF THE COMMONWEALTH
STATE HOUSE - BOSTON, MA
AMENDMENT TO DECLARATION OF TRUST
 We, J. Gary Burkhead, Senior Vice President and Arthur S. Loring,
Secretary of:
FIDELITY SPECIAL SITUATIONS FUND
82 DEVONSHIRE STREET
BOSTON, MASSACHUSETTS  02109
do hereby certify that, in accordance with ARTICLE XII, SECTION 7 of the Declaration of Trust of FIDELITY SPECIAL SITUATIONS FUND, the following Supplement to said Declaration of Trust was duly adopted by a majority vote of the Board of Trustees at a meeting duly called and held on July 15, 1993:
VOTED: That the Declaration of Trust dated October 1, 1986 be and it hereby is, amended as follows:
That Article 1, Section 1 of the Declaration of Trust of this Trust shall be amended to read as follows:
"This Trust shall be known as `Fidelity Advisor Series VIII'."
That Article 1, Section 2(b) of the Declaration of Trust of this Trust shall be amended to read as follows:
The `Trust' refers to `Fidelity Advisor Series VIII' and reference to the Trust, when applicable to one or more Series of the Trust, shall refer to any such Series.
The foregoing supplement to the Declaration of Trust became effective July 15, 1993 so long as this Supplement is filed in accordance with Chapter 182, Section 2, of the General Laws.
IN WITNESS whereof and under the penalties of perjury, we have hereunto signed our names this 26th day of July, 1993.



/s/J. Gary Burkhead  /s/Arthur S. Loring
   J. Gary Burkhead     Arthur S. Loring
   Senior Vice President     Secretary